As filed with the Securities and Exchange Commission on November 27, 2002

                                                      Registration No. 333-76846

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 ON

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          IMPLANT SCIENCES CORPORATION
             (Exact name of registrant as specified in its Charter)

         MASSACHUSETTS                                     04-2837126
(State or other jurisdiction of                  (I.R.S. Employer Identification
 incorporation or organization)                              Number)

                              107 AUDUBON ROAD, #5
                               WAKEFIELD, MA 01880
                                 (781) 246-0700
    (Address, including zip code, and telephone number, including area code, of principal executive offices)

                                 ANTHONY ARMINI
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                107 AUDUBON ROAD
                               WAKEFIELD, MA 01880
                                 (781) 246-0700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:
                             DAVID A. BROADWIN, ESQ.
                                 FOLEY HOAG LLP
                              155 SEAPORT BOULEVARD
                           BOSTON, MASSACHUSETTS 02210
                 (617) 832-1000 / FACSIMILE NO.: (617) 832-7000

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable from time to time after the Registration Statement becomes effective.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|




================================================================================

                                   PROSPECTUS

                          IMPLANT SCIENCES CORPORATION

                                     240,023

                             SHARES OF COMMON STOCK

       The selling stockholders are offering up to:

          o 145,349 shares of common stock that were purchased in a private placement transaction;

          o 72,674 shares of common stock issuable upon exercise of the common stock purchase warrants that were purchased in a private placement transaction;

          o 10,000 shares of common stock issuable upon exercise of the common stock purchase warrants that were issued as part of a document preparation fee in connection with a private placement transaction; and

          o 12,000 shares of common stock issuable upon exercise of the common stock purchase warrants that were issued to the placement agents in connection with a private placement transaction.

       The selling stockholders may sell these shares from time to time in the American Stock Exchange.

       Our common stock is currently quoted on the American Stock Exchange and the Boston Stock Exchange, under the symbol "IMX", and our redeemable common stock purchase warrants are traded under the symbol "IMX.WS" on the American Stock Exchange and under the symbol "IMXW" on the Boston Stock Exchange. On November 25, 2002, the last reported sale price of our common stock was $4.70 per share. On November 25, 2002, the last reported sale price of our redeemable common stock purchase warrants was $0.60 per warrant.

       The mailing address, the telephone and facsimile numbers of our executive offices is:

                           107 Audubon Road #5
                           Wakefield, MA 01880
                           Telephone No.: (781) 246-0700
                           Facsimile No.: (781) 246-3561

       INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is November 27, 2002.

       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT, INCORPORATED BY REFERENCE HEREIN OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.


                                TABLE OF CONTENTS

                                                                                     PAGE
THE OFFERING...........................................................................1
RISK FACTORS...........................................................................1
FORWARD-LOOKING INFORMATION............................................................8
USE OF PROCEEDS........................................................................9
SELLING STOCKHOLDERS...................................................................9
PLAN OF DISTRIBUTION..................................................................11
DESCRIPTION OF SECURITIES.............................................................12
WHERE YOU CAN FIND MORE INFORMATION...................................................15
DISCLOSURE OF SEC POSITION  ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.........16
LEGAL MATTERS.........................................................................16
EXPERTS...............................................................................16

                                  THE OFFERING

       The selling stockholders are offering up to:

          o 145,349 shares of common stock that were purchased in a private placement transaction;

          o 72,674 shares of common stock issuable upon exercise of the common stock purchase warrants that were purchased in a private placement transaction;

          o 10,000 shares of common stock issuable upon exercise of the common stock purchase warrants that were issued as part of a document preparation fee in connection with a private placement transaction; and

          o 12,000 shares of common stock that are issuable upon exercise of the common stock purchase warrants that were issued to the placement agents in connection with a private placement transaction.

         Common Stock to be outstanding after the offering      6,310,754 shares

         American Stock Exchange Market Symbols
                  Common Stock                                  IMX
                  Warrants                                      IMX.WS

         Boston Stock Exchange Symbols
                  Common Stock                                  IMX
                  Warrants                                      IMXW

          The selling stockholders are offering up to:          240,023 shares

                                  RISK FACTORS

       AN INVESTMENT IN US INVOLVES A HIGH DEGREE OF RISK AND COMMON STOCK SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER ALL OF THE FOLLOWING RISK FACTORS DISCUSSED BELOW AS WELL AS OTHER INFORMATION IN THE PROSPECTUS BEFORE PURCHASING THE COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT ALL OF THE RISKS FACING US. ADDITIONAL RISKS, INCLUDING THOSE THAT ARE CURRENTLY NOT KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

WE DO NOT OPERATE AT A PROFIT AND DO NOT EXPECT TO BE PROFITABLE FOR SOME TIME.

       During the twelve months ended June 30, 2002, we had a net loss of approximately $2,194,000. We plan to further increase our expenditures to complete development and commercialization of our new products, to increase our manufacturing capacity and equipment, to ensure compliance with the Food and Drug Administration's Quality System Regulations and broaden our sales and marketing capabilities. As a result, we believe that we will likely incur losses over the next several quarters. The accumulated deficit as of June 30, 2002 approximated $9,328,000.

       During fiscal 2001 and 2002, we incurred significant operating losses and utilized significant amounts of cash to fund operations. We have reached a critical stage in our growth where we have transitioned from a research and development company to a commercial company with complete sales, marketing and production capabilities. We received Food and Drug Administration 510(k) clearance to market our I-PlantTM Iodine-125 radioactive seed for the treatment of prostate cancer. On February 2, 2000, we signed a distribution agreement with MED-TEC Iowa, Inc. for the exclusive United States distribution of our I-Plant(TM) Iodine-125 seed. During this time, we increased our overall operating expenses and overhead to be positioned to further increase our sales and production capabilities.

       As a result of implementing the above actions, management believes that our existing cash resources and cash from operations will meet working capital and research and development requirements over the next twelve months and improve operating results. However, unanticipated decreases in operating revenues, delays in government funding of grants, increases in expenses or further delays in product development may adversely impact our cash position and require further cost reductions. No assurance can be given that we will be able to operate profitably on a consistent basis.

INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE COULD HARM OUR FINANCIAL PERFORMANCE.

       The medical device industry is characterized by rapidly evolving technology and intense competition. Among the most closely competing products in intracoronary radiation therapy are radioactive tipped guidewires and radioactive fluid-filled balloons. Many of our competitors have substantially greater capital resources, greater research and development, manufacturing and marketing resources and experience and greater name recognition than we do. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective than our products or that would render our products obsolete or noncompetitive. Moreover, there can be no assurance that we will be able to price our products at or below the prices of competing products and technologies in order to facilitate market acceptance. In addition, new procedures and medications could be developed that replace or reduce the importance of procedures that use our products. Accordingly, our success will depend, in part, on our ability to respond quickly to medical and technological changes through the development and introduction of new products and enhancements. Product development involves a high degree of risk, and there can be no assurance that our new product development efforts will result in any commercially successful products. Our failure to compete or respond to technological change in an effective manner would have a material adverse effect on our business.

OUR MEDICAL PRODUCTS AND TECHNOLOGIES MAY NOT BE ACCEPTED BY THE MEDICAL COMMUNITY WHICH COULD HARM OUR FINANCIAL PERFORMANCE.

       There can be no assurance that our radioactive prostate seeds, coronary stents, orthopedic ceramic coatings, or radiopaque coatings will achieve acceptance, or continue to receive acceptance, by the medical community and market acceptance generally. The degree of market acceptance for our products and services will also depend upon a number of factors, including the receipt and timing of regulatory approvals and the establishment and demonstration in the medical community and among health care payers of the clinical safety, efficacy and cost effectiveness of our products. Certain of the medical indications that can be treated by our devices or devices treated using our coatings can also be treated by other medical procedures. Decisions to purchase our products will primarily be influenced by members of the medical community, who will have the choice of recommending medical treatments, such as radiotherapeutic seeds, or the more traditional alternatives, such as surgery and external beam radiation therapy. Many alternative treatments currently are widely accepted in the medical community and have a long history of use. There can be no assurance that our devices or technologies will be able to replace such established treatments or that physicians, health care payers, patients or the medical community in general will accept and utilize our devices or any other medical products that may be developed or treated by us even if regulatory and reimbursement approvals are obtained. Long-term market acceptance of our products and services will depend, in part, on the capabilities, operating features and price of our products and technologies as compared to those of other available products and services. Failure of our products and technologies to gain market acceptance would have a material adverse effect on our business.

OUR PROPOSED EXPLOSIVES DETECTION PRODUCTS AND TECHNOLOGIES MAY NOT BE ACCEPTED BY THE GOVERNMENT AGENCIES, AIRPORTS OR AIRLINES WHICH COULD HARM OUR FUTURE FINANCIAL PERFORMANCE.

       There can be no assurance that our proposed explosives detection systems will achieve acceptance by the domestic and international airports, government agencies and airlines, and market acceptance generally. The degree of market acceptance for our proposed explosives detection products and services will also depend upon a number of factors, including the receipt and timing of regulatory approvals and the establishment and demonstration of the ability of our proposed device to detect trace explosives residues on personnel, baggage and other cargo prior to embarking on aircraft. Our failure to commercially develop our product to compete successfully with respect to throughput, the ability to scan personnel, baggage and other cargo carried onto airlines, and portability could delay, limit or prevent market acceptance. Moreover, the market for explosives detection systems technology, especially trace detection technology, is largely undeveloped, and we believe that the overall demand for explosives detection systems technology will depend significantly upon public perception of the risk of terrorist attacks. There can be no assurance that the public will perceive the threat of terrorist bombings to be substantial or that the airline industry and governmental agencies will actively pursue explosives detection systems technology. Long-term market acceptance of our products and services will depend, in part, on the capabilities, operating features and price of our products and technologies as compared to those of other available products and services. As a result, there can be no assurance, if the currently developed prototype product is brought to a commercial product, that we will be able to achieve market penetration, revenue growth or profitability.

THERE IS A RISK THAT WE WILL REDEEM THE REDEEMABLE WARRANTS.

       The average closing bid price for our stock for the 20 consecutive trading days from November 12, 2001 through December 10, 2001 was over $10.50 for a period of more than 20 consecutive trading days. As a result, we may, if we so choose, redeem the redeemable warrants for a price of $.20 per warrant. If we decide to do this, the redeemable warrants called for redemption would be exercisable only until the close of business on the date set for redemption. If any redeemable warrant called for redemption is not exercised prior to that date, it will cease to be exercisable and you will be entitled only to the redemption price of $.20 per redeemable warrant.

OUR FUTURE PROFITABILITY DEPENDS ON OUR ABILITY TO COMPLETE DEVELOPMENT OF OUR PRODUCTS.

       We currently market radioactive prostate seeds. We also provide ion implantation services for ion implantation of semiconductors and medical devices. We plan to market radioactive tipped guidewires, drug-eluting coronary stents, radiopaque coatings, and explosive detection systems that may require substantial further investment in research, product development, preclinical and clinical testing and governmental regulatory approvals prior to being marketed and sold. Our ability to increase revenues and achieve profitability and positive cash flow will depend, in part, on our ability to complete such product development efforts, obtain such regulatory approvals, and establish manufacturing and marketing programs and gain market acceptance for such proposed products. In particular, our drug-eluting coronary stents are in an early stage of development. There can be no assurance that the clinical trials will ever be undertaken or, if undertaken, will conclude that the drug-eluting coronary stents have a sufficient degree of safety and efficacy. In addition, there can be no assurance that the drug-eluting coronary stents will reduce the frequency of restenosis outside of test conditions.

       The market for explosive detection systems is intensely competitive and is characterized by continuously developing technology and frequent introductions of new products and features. We expect competition to increase as other companies introduce additional and more competitive products in the explosive detection systems market as we develop the capabilities and enhancements of our trace detection systems. Each of our competitors may have substantially greater financial resources than us. There can be no assurance that we will be able to convert our current prototype explosives detection system to a commercial product to compete successfully with our competitors or with new entrants to the explosive detection systems market.

       We believe that our ability to compete in the explosive detection systems market is based upon such factors as: product performance, functionality, quality and features; quality of customer support services, documentation and training; and the capability of the technology to appeal to broader applications beyond the inspection of passengers, baggage, and cargo carried on airlines. Although we believe that our currently developed prototype product has all of the capabilities to meet the United States Government's decree that all passengers, baggage, and cargo carried on airlines must be screened thoroughly, certain of our competitors may have an advantage over our existing technology with respect to these factors. There can be no assurance that we will be successful in convincing potential customers that our prototype product will be developed into a commercial product, and that if developed into a commercial product, will be superior to other systems given all of the necessary performance criteria, that new systems with comparable or greater performance, lower price and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel potential orders for our yet to be commercialized system. Further, there can be no assurance that we will be able to bring to commercialization and further enhance our prototype product to better compete on the basis of cost, throughput, accommodation of detection of passengers, baggage or other cargo carried onto airlines, or that we will otherwise be able to compete successfully with existing or new competitors.

       Our product development efforts are subject to the risks inherent in the development of such products. These risks include the possibility that our products will be found to be ineffective or unsafe, or will otherwise fail to receive necessary regulatory approvals; that the products will be difficult to manufacture on a large scale or be uneconomical to market; that the proprietary rights of third parties will interfere with our product development; or that third parties will market superior or equivalent products which achieve greater market acceptance. Furthermore, there can be no assurance that we will be able to conduct our product development efforts within the time frames currently anticipated or that such efforts will be completed successfully.

WE OWN PATENTS, TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY AND KNOW-HOW THAT WE BELIEVE ALLOWS US TO COMPETE EFFECTIVELY. LIMITATIONS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY OR CONTINUE TO USE OUR INTELLECTUAL PROPERTY COULD HARM OUR FINANCIAL PERFORMANCE.

       Our ability to compete effectively will depend, to a significant extent, on our ability to operate without infringing the intellectual property rights of others. Many participants in the medical device area aggressively seek patent protection and have increasing numbers of patents, and have frequently demonstrated a readiness to commence litigation based on patent infringement. Third parties may assert exclusive patent rights to technologies that are important to us.

       We are aware of a United States patent of a third party having broad claims covering radioactive stents and methods of using radioactive stents for the treatment of restenosis. We have not sought a formal opinion of counsel regarding the validity of this patent or whether our processes may infringe this patent. At this time we have no plans to implant radioactivity onto coronary stents manufactured by the patent holder, its licensees or others.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO OBTAIN NEW PATENTS AND OPERATE WITHOUT INFRINGING ON THE PROPRIETARY RIGHTS OF OTHERS.

       Although we have twenty United States patents issued and ten United States and two international patent applications pending for our technology and processes, our success will depend, in part, on our ability to obtain the patents applied for and maintain trade secret protection for our technology and operate without infringing on the proprietary rights of third parties. The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any pending patent applications or any future patent application will issue as patents, that the scope of any patent protection obtained will be sufficient to exclude competitors or provide competitive advantages to us, that any of our patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by us.

       Furthermore, there can be no assurance that others have not or will not develop similar products, duplicate any of our products or design around any patents issued or that may be issued in the future to us. In addition, whether or not patents are issued to us, others may hold or receive patents which contain claims having a scope that covers products or processes developed by us.

       Moreover, there can be no assurances that patents issued to us will not be challenged, invalidated or circumvented or that the rights thereunder will provide any competitive advantage. We could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted to third parties. Patents and patent applications in the United States may be subject to interference proceedings brought by the United States Patent & Trademark Office, or to opposition proceedings initiated in a foreign patent office by third parties. We may incur significant costs defending such proceedings. In addition, we may be required to obtain licenses to patents or proprietary rights from third parties. There can be no assurance that such licenses will be available on acceptable terms if at all. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

       We also rely on unpatented proprietary technology, trade secrets and know-how and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes, that such technology or know-how will not be disclosed or that we can meaningfully protect our rights to such unpatented proprietary technology, trade secrets, or know-how. Although we have entered into non-disclosure agreements with our employees and consultants, there can be no assurance that such non-disclosure agreements will provide adequate protection for our trade secrets or other proprietary know-how.

IF WE ARE NOT SUCCESSFUL IN MANAGING OUR FUTURE GROWTH, OUR BUSINESS WILL
SUFFER.

       We have limited experience in the commercial production of radioactive prostate seeds and radioactive tipped guidewires, the commercial implantation of drugs onto coronary stents, and the commercial production of explosives detection systems. Our future success will depend upon, among other factors, our ability to recruit, hire, train and retain highly educated, skilled and experienced management and technical personnel, to generate capital from operations, to scale-up our manufacturing process and expand our facilities and to manage the effects of growth on all aspects of our business, including research, development, manufacturing, distribution, sales and marketing, administration and finance. Our failure to identify and exploit new product and service opportunities, attract or retain necessary personnel, generate adequate revenues or conduct our expansion or manage growth effectively could have a material adverse effect on our business.

WE ARE DEPENDENT ON A SMALL NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR SALES. THE LOSS OF BUSINESS FROM THESE CUSTOMERS WOULD HARM OUR FINANCIAL PERFORMANCE.

       Approximately 26% of our sales in the twelve months ended June 30, 2002 and 34% for the comparable prior year period were made to two customers, Howmedica/Osteonics Division of Stryker Corporation and Biomet, Incorporated. These sales were of nitrogen ion implantation that enhance orthopedic joint implants. Approximately 43% of our sales in the twelve months ended June 30, 2002 and 16% of our sales in the comparable prior year period were made to one customer, MED-TEC Iowa, Inc., for sales of radioactive prostate seeds. We have no purchase commitments from these or other customers. Our relationships with these customers are not significantly close to permit us to understand or predict their purchasing patterns. There can be no assurance that these customers will continue to purchase our products and services at the same levels as in previous years or that such relationships will continue in the future. The loss of a significant amount of business from any of these customers would have a material adverse effect on the sales and operating results.

OUR MEDICAL DEVICE PRODUCTS AND SERVICES ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION. IF WE FAIL TO OBTAIN OR ARE DELAYED IN OBTAINING THE APPROVAL OF THE NECESSARY FEDERAL AND STATE GOVERNMENT AGENCIES, OUR BUSINESS COULD BE MATERIALLY AFFECTED.

       The manufacture and sale of our medical device products and services are subject to extensive regulation principally by the Food and Drug Administration in the United States and corresponding foreign regulatory agencies in each country in which we sell our products. These regulations affect product approvals, product standards, packaging requirements, design requirements, manufacturing and quality assurance, labeling, import restrictions, tariffs and other tax requirements. Securing Food and Drug Administration authorizations and approvals requires submission of extensive clinical data and supporting information. In most instances, the manufacturers or licensees of medical devices that are treated by us will be responsible for securing regulatory approval for medical devices incorporating our technology. However, we plan on preparing and maintaining Device Master Files which may be accessed by the Food and Drug Administration. We expect to incur substantial product development, clinical research and other expenses in connection with obtaining final regulatory clearance or approval for and commercialization of our products.

       There can be no assurance that our medical device manufacturers or licensees will be able to obtain regulatory clearance or approval for devices incorporating our technology on a timely basis, or at all. Regulatory clearance or approvals, if granted, may include significant limitations of the indicated uses for which the product may be marketed. In addition, product clearance or approval could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of products incorporating our technology or subject us to additional regulation.

       In addition to Food and Drug Administration regulation, certain of our activities are regulated by, and require approvals from, other federal and state agencies. The use, management, transportation, and disposal of certain materials and wastes are subject to regulation by several federal and state agencies depending on the nature of the materials or waste material. Certain toxic chemicals and products containing toxic chemicals may require special reporting to the United States Environmental Protection Agency and/or its state counterparts. Our future operations may require additional approvals from federal and/or state environmental agencies. There can be no assurance that we will be able to obtain necessary government approvals, or that we will be able to operate with the conditions that may be attached to future regulatory approvals. Moreover, there can be no assurance that we will be able to maintain previously-obtained approvals. While it is our policy to comply with applicable regulations, failure to comply with existing or future regulatory requirements and failure to obtain or maintain necessary approvals could have a material adverse effect on our business, financial condition, and results of operations.

       Failure or delay of our medical device manufacturers in obtaining Food and Drug Administration and other necessary regulatory clearance or approval, the loss of previously obtained clearance or approvals, as well as failure to comply with other existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

       Because certain of our products utilize radiation sources, their manufacture, distribution, transportation, import/export, use and disposal will also be subject to federal, state and/or local laws and regulations relating to the use, handling, procurement and storage of radioactive materials. We must also comply with United States Department of Transportation regulations on the labeling and packaging requirements for shipment of radiation sources to hospitals or other users of our products. We expect that there will be comparable regulatory requirements and/or approvals in markets outside the United States. If any of the foregoing approvals are significantly delayed or not obtained, our business could be materially adversely affected.

OUR RESEARCH AND MANUFACTURING ACTIVITIES INVOLVE THE USE OF HAZARDOUS MATERIALS. ANY LIABILITY RESULTING FROM THE MISUSE OF SUCH HAZARDOUS MATERIALS COULD ADVERSELY AFFECT OUR BUSINESS.

       Our research and manufacturing activities sometimes involve the use of various hazardous materials. Although we believe that our safety procedures for handling, manufacturing, distributing, transporting and disposing of such materials comply with the standards for protection of human health, safety, and the environment, prescribed by local, state, federal and international regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Nor can we eliminate the risk that one or more of our hazardous material or hazardous waste handlers may cause contamination for which, under laws imposing strict liability, we could be held liable. While we currently maintain insurance in amounts which we believe are appropriate in light of the risk of accident, we could be held liable for any damages that might result from any such event. Any such liability could exceed our insurance and available resources and could have a material adverse effect on our business.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT STRATEGIC PARTNERS.

       We intend to continue pursuing a strategy of researching, developing and commercializing new products using the financial and technical support of corporate partners. Our success will depend, in part, on our ability to attract additional partners. There can be no assurance that we can successfully enter into additional strategic alliances or that such alliances will result in increased commercialization of our products.

WE DEPEND ON THIRD PARTY REIMBURSEMENT TO OUR CUSTOMERS FOR MARKET ACCEPTANCE OF OUR MEDICAL PRODUCTS. IF THIRD PARTY PAYORS FAIL TO PROVIDE APPROPRIATE LEVELS OF REIMBURSEMENT FOR OUR PRODUCTS, OUR PROFITABILITY WOULD BE ADVERSELY AFFECTED.

       Medicare, Medicaid and other government insurance programs, as well as private insurance reimbursement programs greatly affect suppliers of health care products. Several of the products being developed, produced or processed by us, including our orthopedic implants, prostate seeds, drug-eluting stents, and interventional cardiology instruments and devices, are currently being reimbursed by third party payers. Our customers rely on third-party reimbursements to cover all or part of the costs of most of the procedures in which our products are used. Third party payers (including health maintenance organizations) may affect the pricing or relative attractiveness of our products by regulating the maximum amount of reimbursement provided by such payers to the physicians, hospitals and clinics using our devices, or by taking the position that such reimbursement is not available at all. The amounts of reimbursement by third party payers in those states that do provide reimbursement varies considerably. Major third party payers reimburse inpatient medical treatment, including all or most operating costs and all or most furnished items or services, including devices such as ours, at a prospectively fixed rate based on the diagnostic-related group that covers such treatment as established by the federal Health Care Financing Administration. For interventional cardiology procedures, the fixed rate of reimbursement is based on the procedure or procedures performed and is unrelated to the specific devices used in such procedure. Therefore, the amount of profit realized by suppliers of health care services in connection with the procedure may be reduced by the use of our devices if they prove to be costlier than competing products. If a procedure is not covered by a diagnostic-related group, certain third party payers may deny reimbursement.

       Alternatively, a diagnostic-related group may be assigned that does not reflect the costs associated with the use of our devices or devices treated using our services, resulting in limited reimbursement. If, for any reason, the cost of using our products or services was not to be reimbursed by third party payers, our ability to sell our products and services would be materially adversely affected. In the international market, reimbursement by private third party medical insurance providers and governmental insurers and providers varies from country to country. In certain countries, our ability to achieve significant market penetration may depend upon the availability of third party governmental reimbursement.

PRODUCT LIABILITY CLAIMS COULD DAMAGE OUR REPUTATION AND HURT OUR FINANCIAL RESULTS.

       To date no product liability claims have been asserted against us; however, the testing, marketing and sale of implantable devices and materials entail an inherent risk that product liability claims will be asserted against us, if the use of our devices is alleged to have adverse effects on a patient, including exacerbation of a patient's condition, further injury, or death. A product liability claim or a product recall could have a material adverse effect on our business. Certain of our devices are designed to be used in treatments of diseases where there is a high risk of serious medical complications or death.

       Although we have obtained product liability insurance coverage, there can be no assurance that in the future we will be able to obtain such coverage on acceptable terms or that insurance will provide adequate coverage against any or all potential claims. Furthermore there can be no assurance that we will avoid significant product liability claims and the attendant adverse publicity. Any product liability claim or other claim with respect to underinsured liabilities could have a material adverse effect on our business.

IF OUR SUPPLIERS CANNOT PROVIDE THE COMPONENTS OR SERVICES WE REQUIRE, OUR ABILITY TO MANUFACTURE OUR PRODUCTS COULD BE HARMED.

       We rely on a limited number of suppliers to provide materials and services used to manufacture our products. If we cannot obtain adequate quantities of necessary materials and services from our suppliers, there can be no assurance that we would be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates. Moreover, in order to maintain our relationship with major suppliers, we may be required to enter into preferred supplier agreements that will increase the cost of materials obtained from such suppliers, thereby also increasing the prices of our products. The limited sources, the unavailability of adequate quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of raw materials or services could have a material adverse effect on our business.

IF WE WERE TO LOSE THE SERVICES OF EITHER OUR PRESIDENT OR OUR CHIEF SCIENTIST, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

       We are substantially dependent, for the foreseeable future, upon our Chairman of the Board, President and Chief Executive Officer, Dr. Anthony J. Armini and our Vice President and Chief Scientist, Dr. Stephen N. Bunker, both of whom currently devote their full time and efforts to management. We have entered into an employment agreement with each of these officers. If we were to lose the services of Dr. Armini or Dr. Bunker for any significant period of time, our business would be materially adversely affected. We maintain a key man life insurance policy of $1,000,000 insuring the life of Dr. Armini.

IF WE CANNOT ATTRACT AND RETAIN THE MANAGEMENT, SALES AND OTHER PERSONNEL WE NEED, WE WILL NOT BE SUCCESSFUL.

       There is intense competition for qualified personnel in the medical device field, and there can be no assurance that we will be able to continue to attract and retain qualified personnel necessary for the development of our business. The loss of the services of existing personnel as well as the failure to recruit additional qualified scientific, technical and managerial personnel in a timely manner would be detrimental to our anticipated growth and expansion into areas and activities requiring additional expertise such as marketing. The failure to attract and retain such personnel could adversely affect our business.

OUR QUARTERLY RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

       We believe that our operating results may be subject to substantial quarterly fluctuations due to several factors, some of which are outside our control, including fluctuating market demand for, and declines in the average selling price of our products, the timing of significant orders from customers, delays in the introduction of new or improved products, delays in obtaining customer acceptance of new or changed products, the cost and availability of raw materials, and general economic conditions. We plan to further increase our expenditures to complete development and commercialization of our new products, to increase our manufacturing capacity, to ensure compliance with the Food and Drug Administration's Quality Systems Regulations and to broaden our sales and marketing capabilities. A substantial portion of our revenue in any quarter historically has been derived from orders booked in that quarter, and historically, backlog has not been a meaningful indicator of revenues for a particular period. Accordingly, our sales expectations currently are based almost entirely on our internal estimates of future demand and not from firm customer orders.

IF THIRD PARTY CREDIT IS UNAVAILABLE, OUR WORKING CAPITAL COULD BE RESTRICTED.

         Currently, we do not have third party credit available for working capital and we rely on cash generated from our operations and private equity financing, when available, for working capital purposes. Previously, we had a Line of Credit Facility with CardioTech International Inc. which was terminated on March 29, 2002 by mutual agreement. There were no borrowings under the line of credit from inception to termination. On October 7, 2002 we had a balance outstanding of approximately $192,000 in connection with a term loan with our previous lender, Citizens Bank. We paid off this balance on October 7, 2002 and have no further credit arrangements with Citizens Bank. We believe that traditional credit arrangements have not been available to us because of our history of losses. If this continues, we may not be able to finance our business and may have to curtail our activities. In this case, our potential for growth could be adversely affected.

                           FORWARD-LOOKING INFORMATION

       Some of the information in this prospectus, or incorporated by reference into this prospectus, contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

                                 USE OF PROCEEDS

       All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. We received proceeds from the sale of the shares of common stock offered in this prospectus. This money will be used for working capital and general corporate purposes. We will not receive any additional proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders."

       The costs associated with this offering are approximately $105,000.

                              SELLING STOCKHOLDERS

       Generation Capital Associates, a selling stockholder, acquired the shares of our common stock being registered for resale by Generation Capital Associates by the registration statement, of which this prospectus is a part, in a private placement transaction in December 2001 in which it purchased 145,349 units for $1,500,000, each unit consisting of one share of common stock and one common stock purchase warrant. Two warrants are exercisable for one share of common stock at an exercise price of $12.00 per share. Originally, the exercise price of the warrants was $12.90 per share. Under the terms of the financing agreement, if the registration statement is not effective within 90 days following the closing date of the financing the exercise price of the warrants was reduced 5% for the first month and 2% for each additional month that the registration statement was not effective for up to 24 months following the closing date. The registration statement was declared effective on June 4, 2002. We are registering for sale for the account of Generation Capital Associates:

          o    145,349 shares of common stock;

          o 72,674 shares of common stock that are issuable upon exercise of the common stock purchase warrants; and

          o 10,000 shares of common stock that are issuable upon exercise of the common stock purchase warrants that were issued as part of a document preparation fee in connection with the private placement transaction.

       In connection with this private placement, Generation Capital received a document preparation fee of $5,000 and 20,000 common stock purchase warrants to purchase 10,000 shares of common stock. Two warrants are exercisable for one share of common stock at an exercise price of $12.00 per share. Originally, the exercise price of the warrants was $12.90 per share. Under the terms of the financing agreement, if the registration statement is not effective within 90 days following the closing date of the financing the exercise price of the warrants was reduced 5% for the first month and 2% for each additional month that the registration statement was not effective for up to 24 months following the closing date. The registration statement was declared effective on June 4, 2002. The imputed value of this warrant is $54,000.

       Generation Capital has informed us that Frank E. Hart, its general partner, has investment and voting control over its shares of common stock.

       We are also registering, under the registration statement of which this prospectus forms a part, 12,000 shares of common stock issuable upon the exercise of warrants issued to individuals and an entity that performed services in connection with the December 2001 private placement transaction. Two common stock purchase warrants are exercisable for one share of common stock at an exercise price of $12.00 per share. Originally, the exercise price of the warrants was $12.90 per share. Under the terms of the financing agreement, if the registration statement is not effective within 90 days following the closing date of the financing the exercise price of the warrants was reduced 5% for the first month and 2% for each additional month that the registration statement was not effective for up to 24 months following the closing date. The registration statement was declared effective on June 4, 2002.

       We have agreed to file a registration statement, of which this prospectus is a part, to register the shares of the selling stockholders described above in order to permit the selling stockholders to sell these shares from time to time in the public market or in privately-negotiated transactions.

       We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders.

       Based on the information supplied to us by each selling stockholder, the following table sets forth certain information regarding the approximate number of shares owned by each selling stockholder as of September 30, 2002, and as adjusted to reflect the sale by the selling stockholders of the shares of common stock offered by this prospectus.

       Unless noted in the following tables, no selling stockholder has held any office or maintained any material relationship, except as an investor, with our company, or any of our predecessors or affiliates, over the past three years.

                              SELLING STOCKHOLDERS

                                                             SHARES                                   SHARES
                                                       BENEFICIALLY OWNED         NUMBER        BENEFICIALLY OWNED
                                                      PRIOR TO OFFERING(1)       OF SHARES     AFTER OFFERING(1)(2)
                                                     -------------------------  ------------ ----------- ------------
NAME                                                   NUMBER     PERCENT(3)      OFFERED       NUMBER    PERCENT(3)
-----------------------------                        ----------- -------------  ------------ ----------- ------------
Generation Capital Associates .......................    228,023       3.67%       228,023            0        *
     1085 Riverside Trace
     Atlanta, GA 30328
Investors Capital Corp (4) (5) ......................        800       *               800            0        *
     2 Charles Street
     Providence, RI 02904
Pasquale Ruggieri (4) ...............................     18,121       *             3,425       14,696        *
James Twaddell ......................................     18,121       *             3,425       14,696        *
Kathleen King  ......................................      1,610       *               350        1,260        *
Pete Bloomquist  ....................................        100       *               100            0        *
James E. Hosch  .....................................      3,400       *             3,400            0        *
Steven M. Bathgate...................................        200       *               200            0        *
Eugene C. McColley...................................        200       *               200            0        *
Vicki D.E. Barone....................................        100       *               100            0        *

---------------------
*     Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and convertible securities held by that person that are currently exercisable, or become exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information as to each person has been furnished by such person.
(2) Assumes that all shares of common stock offered in this prospectus will be sold.

(3) Based on approximately 6,216,080 shares of common stock issued and outstanding as of September 30, 2002, plus, for each person, such number of shares of common stock subject to options and convertible securities held by such person that are currently exercisable, or become exercisable within 60 days of the date of this table.
(4) Pasquale Ruggieri is one of our former directors and also serves as an investment banker for Investors Capital Corporation.
(5) Investors Capital Corp. has informed us that Ted Charles, its Chief Executive Officer, has investment and voting control over its shares of common stock.


                              PLAN OF DISTRIBUTION

       The shares offered by this prospectus may be sold from time to time by selling stockholders, who consist of the persons named under "Selling Stockholders" above and those persons' pledges, donees, transferees or other successors in interest. The selling stockholders may sell any or all of their shares of common stock on the American Stock Exchange, at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o    short sales;

          o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale; and

          o    any other method permitted pursuant to applicable law.

       The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

       The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

       Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

       The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

       If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

          o    the name of each of the participating broker-dealers;

          o    the number of shares involved;

          o    the price at which the shares were sold;

          o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

          o a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

          o    any other facts material to the transaction.

       We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

       Investors Capital Corporation and Bathgate McColley Capital LLC acted as placement agents in arranging the private placement transaction. Investors Capital Corp. received $105,000 and 16,000 common stock purchase warrants to purchase 8,000 shares of our common stock. Bathgate McColley Capital LLC received 8,000 common stock purchase warrants to purchase 4,000 shares of our common stock. Pasquale Ruggieri is one of our former directors and also serves as an investment banker for Investors Capital Corporation.

                       WHERE YOU CAN FIND MORE INFORMATION

       This prospectus is part of a registration statement on Form S-3 we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement. You may read and copy the registration statement at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying costs. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms.

       We file certain documents with the Securities and Exchange Commission electronically and these documents may be inspected and copied at the Securities and Exchange Commission's Web site at http://www.sec.gov. We are a reporting company under the Securities Exchange Act of 1934, and consequently, file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission's public reference room at the address appearing above.

       The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it. Incorporation by reference means that we can disclose important information to you by referring you to the information we filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supercede this information.

       We incorporate by reference the documents listed below and any future information we file with the Securities and Exchange Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934.

       (a) Our annual report, filed with the Securities and Exchange Commission on Form 10-KSB, for the fiscal year ended June 30, 2002;

       (b) Our quarterly report, as amended, filed with the Securities and Exchange Commission on Form 10-QSB/A, for the quarter ended September 30, 2002; and

       (c) The description of our common stock contained in the registration statement on Form 8-A filed with the Securities and Exchange Commission on April 21, 1999 under section 12 of the Exchange Act, including all amendments and reports subsequently filed for the purpose of updating such description.

       You may request and receive, at no cost, copies of these filings by writing or telephoning us at the following address:

                           David C. Volpe
                           Implant Sciences Corporation
                           107 Audubon Road #5
                           Wakefield, MA 01880
                           (781) 246-0700


                           DISCLOSURE OF SEC POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

       Our amended and restated Articles of Organization and By-Laws provide that we may indemnify our directors and officers, to the fullest extent permitted under Massachusetts law, including in circumstances in which indemnification is otherwise discretionary under Massachusetts law.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                                  LEGAL MATTERS

       Foley Hoag LLP, of 155 Seaport Boulevard, Boston, Massachusetts 02210 will issue an opinion, for us, about the legality and validity of the shares. We know of no members of Foley Hoag who are beneficial owners of our common stock or preferred stock.

                                     EXPERTS

       Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual report on form 10-KSB for the year ended June 30, 2002, and for the two years ended June 30, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the estimated expenses in connection with the sale of the shares being registered hereby:

                   SEC registration fee                             $745.75
                   Printing and engraving                         $4,000.00
                   Accountants' fees and expenses                $78,000.00
                   Legal fees                                    $20,000.00
                   Miscellaneous                                $  2,254.25
                                                                -----------

                   Total                                        $105,000.00
                                                                ===========


ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Our articles provide that none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, dealing with liability for unauthorized distributions and loans to insiders, respectively, or (iv) for any transaction from which the director derived an improper personal benefit.

       Our articles and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 67 of Chapter 156B of the Massachusetts General Laws, including circumstances in which indemnification is otherwise discretionary.

       A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. These provisions may also shield directors from liability under federal and state securities laws.

ITEM 16.        EXHIBITS

   EXHIBIT NO.     DESCRIPTION
           *1.1    Agreement among underwriters
          **1.2    Underwriting Agreement
           *1.3    Selected Dealer Agreement
           *1.4    Representatives' Warrant Agreement
           *1.5    Consulting Agreement with the Representative
         ***4.1    Specimen certificate for the common stock of the Company
         ***4.2    Specimen certificate for the Redeemable Warrants of the Company
        ****4.3    Specimen certificate for the Units of the Company
       *****4.4    Specimen Certificate of the Series A 7% Cumulative Convertible Preferred Stock
      ******5.1    Opinion of Foley Hoag LLP
           23.1    Consent of Independent Auditors
     ******24.1    Power of Attorney

-------------------

            * Previously filed in the Registration Statement on Form SB-2
              (Registration No. 333-64499) filed on September 29, 1998, and is incorporated herein by reference.
           ** Previously filed in Amendment No. 3 to the Registration Statement, filed on April 30, 1999, and is incorporated herein by reference. *** Previously filed in Amendment No. 1 to the Registration Statement, filed on December 21, 1998, and is incorporated herein by reference.
         **** Previously filed in Amendment No. 2 to the Registration Statement, filed on February 11, 1999, and is incorporated herein by reference.
        ***** Previously filed in an Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002, filed on October 15, 2002, and is incorporated herein by reference.
       ****** Previously filed in Amendment No. 2 to the Registration Statement on Form SB-2/A, filed on May 1, 2002, and is incorporated herein by reference.


ITEM 17.        UNDERTAKINGS

       (a)    The registrant hereby undertakes to:

       (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to.

              (i) Include any additional information or changed material information on the plan of distribution.

       (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

       (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable.

                                   SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wakefield, Massachusetts, on November 27, 2002.

                                    IMPLANT SCIENCES CORPORATION

                                    By: /s/ Anthony Armini
                                        ----------------------------------------
                                         Anthony Armini, President and
                                         Chief Executive Officer

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 27, 2002.

SIGNATURE                                   TITLE                                       DATE
---------                                   ------                                      ----
/s/ Anthony Armini                          President, Chief Executive Officer          November 27, 2002
------------------------------------        (Principal Executive Officer)
Anthony Armini                              and Director

/s/ David C. Volpe *                        Acting Chief Financial Officer              November 27, 2002
------------------------------------
David C. Volpe

/s/ Stephen N. Bunker *                     Secretary/Director                          November 27, 2002
------------------------------------
Stephen N. Bunker

/s/ David Eisenhaure                        Director                                    November 27, 2002
------------------------------------
David Eisenhaure

                                            Director
------------------------------------
Shaun Cave

/s/ Michael Szycher *                       Director                                    November 27, 2002
------------------------------------
Michael Szycher

-----------------
* By Anthony J. Armini, as attorney-in-fact

                                  EXHIBIT INDEX

   EXHIBIT NO.     DESCRIPTION
           *1.1    Agreement among underwriters
          **1.2    Underwriting Agreement
           *1.3    Selected Dealer Agreement
           *1.4    Representatives' Warrant Agreement
           *1.5    Consulting Agreement with the Representative
         ***4.1    Specimen certificate for the common stock of the Company
         ***4.2    Specimen certificate for the Redeemable Warrants of the Company
        ****4.3    Specimen certificate for the Units of the Company
       *****4.4    Specimen Certificate of the Series A 7% Cumulative Convertible Preferred Stock
      ******5.1    Opinion of Foley Hoag LLP
           23.1    Consent of Independent Auditors
     ******24.1    Power of Attorney

-------------------

            * Previously filed in the Registration Statement on Form SB-2
              (Registration No. 333-64499) filed on September 29, 1998, and is incorporated herein by reference.
           ** Previously filed in Amendment No. 3 to the Registration Statement, filed on April 30, 1999, and is incorporated herein by reference. *** Previously filed in Amendment No. 1 to the Registration Statement, filed on December 21, 1998, and is incorporated herein by reference.
         **** Previously filed in Amendment No. 2 to the Registration Statement, filed on February 11, 1999, and is incorporated herein by reference.
        ***** Previously filed in an Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002, filed on October 15, 2002, and is incorporated herein by reference.
       ****** Previously filed in Amendment No. 2 to the Registration Statement on Form SB-2/A, filed on May 1, 2002, and is incorporated herein by reference.